                                                                     EXHIBIT 2.1


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                              AGREEMENT AND PLAN

                         OF REORGANIZATION AND MERGER

                                    BETWEEN


                        ANSAN PHARMACEUTICALS, INC. AND

                         DISCOVERY LABORATORIES, INC.

                                 JULY 16, 1997


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

                              AGREEMENT AND PLAN
                          OF REORGANIZATION AND MERGER

          This Agreement and Plan of Reorganization and Merger ("Agreement") is made as of July 16, 1997 between ANSAN PHARMACEUTICALS, INC., a Delaware corporation ("Ansan") and DISCOVERY LABORATORIES, INC., a Delaware corporation ("Discovery").

                                   BACKGROUND

          A. The parties hereto desire that Discovery shall be merged with and into Ansan; that Ansan shall be the surviving corporation; and that each share of the capital stock of Discovery which is outstanding immediately prior to the effective time of the merger, other than those shares which become "Appraisal Shares" within the meaning of Section 262 of the DGCL, be converted as set forth in this Agreement into shares of the capital stock of Ansan.

          B. The parties intend that the merger constitute a "reorganization" under Section 368(a), of the Code.

          In consideration of the premises and agreements set forth herein, THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE I

                                  DEFINITIONS

          The terms defined in this Article I shall, for purposes of this Agreement, have the meanings specified in this Article I unless the context expressly or by necessary implication otherwise requires:

          1.1.  Affiliate.  "Affiliate" shall have the meaning set forth in the
                ---------
1933 Act.

          1.2.  Affiliates Agreement.  "Affiliates Agreement" shall have the
                --------------------
meaning set forth in Section 6.9 of this Agreement.

          1.3.  Ansan Common Stock.  "Ansan Common Stock" shall mean the Common
                -------------------
Stock, $.001 par value, of Ansan.

          1.4.  Ansan Financial Statements.  "Ansan Financial Statements" shall
                --------------------------
have the meaning set forth in Section 5.2 of this Agreement.

          1.5.  Ansan Preferred Stock.  "Ansan Preferred Stock" shall mean the
                ---------------------
Series B Convertible Preferred Stock of Ansan having the rights, preferences and restrictions substantially as set forth in the Certificate of Designation attached to this Agreement as Exhibit A, but subject to any further adjustments to reflect the reverse stock split contemplated by this Agreement, which Certificate of Designation shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date.

          1.6.  Ansan Series A Preferred Stock.  "Ansan Series A Preferred
                ------------------------------
Stock" shall mean the Series A Convertible Preferred Stock of Ansan having the rights, preferences and restrictions set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on or about the date hereof.

          1.7.  Ansan Stock.  "Ansan Stock" shall mean the Ansan Common Stock,
                -----------
Ansan Preferred Stock and Ansan Series A Preferred Stock.

          1.8.  ATI.  "ATI" shall mean Acute Therapeutics, Inc., a Delaware
                ---
corporation.

          1.9.  Appraisal Shares.  "Appraisal Shares" shall mean all shares, if
                ----------------
any, of the outstanding capital stock of Discovery or Ansan for which appraisal rights have been claimed under Section 262 of the DGCL.

          1.10.  Balance Sheet.  "Balance Sheet" shall have the meaning set
                 -------------
forth in Section 3.6 of this Agreement.

          1.11.  Balance Sheet Date.  "Balance Sheet Date" shall have the
                 ------------------
meaning set forth in Section 3.6 of this Agreement.

          1.12.  Business Day.  "Business Day" shall mean any day the New York
                 ------------
Stock Exchange is open for trading.

          1.13.  Certificate.  "Certificate" shall have the meaning set forth in
                 -----------
Section 2.4.3 of this Agreement.

          1.14.  Certificate of Merger.  "Certificate of Merger" shall mean the
                 ---------------------
certificate of merger between Ansan and Discovery as required by Section 251 of the DGCL, in the form attached to this Agreement as Exhibit B.

          1.15.  Closing.  "Closing" shall mean the delivery by Ansan and
                 -------
Discovery of the various documents contemplated by this Agreement or otherwise required in order to consummate the Merger.

          1.16.  Closing Date.  "Closing Date" shall have the meaning set forth
                 ------------
in Section 2.2 of this Agreement.

          1.17.  Code.  "Code" shall mean the Internal Revenue Code of 1986, as
                 ----
amended.

          1.18.  DGCL.  "DGCL" shall mean the General Corporation Law of the
                 ----
State of Delaware, as amended.

          1.19.  Disclosure Statement.  "Disclosure Statement" shall have the
                 --------------------
meaning set forth in the first paragraph of Article III of this Agreement.

          1.20.  Discovery Common Stock.  "Discovery Common Stock" shall mean
                 ----------------------
the Common Stock, $.001 par value, of Discovery.

          1.21.  Discovery Financial Statements.  "Discovery Financial
                 ------------------------------
Statements" shall have the meaning set forth in Section 4.3 of this Agreement.

          1.22.  Discovery Option.  "Discovery Option" shall have the meaning
                 ----------------
set forth in Section 2.3 of this Agreement.

          1.23.  Discovery Preferred Stock.  "Discovery Preferred Stock" shall
                 -------------------------
mean the Series A Convertible Preferred Stock of Discovery.

          1.24.  Discovery Stock.  "Discovery Stock" shall mean both the
                 ---------------
Discovery Common Stock and the Discovery Preferred Stock.

          1.25.  Discovery Warrant.  "Discovery Warrant" shall have the meaning
                 -----------------
set forth in Section 2.3 of this Agreement.

          1.26.  Discovery Working Capital.  "Discovery Working Capital" shall
                 -------------------------
mean an amount equal to Discovery's current assets, less Discovery's current liabilities, less any long-term debt owed to ATI, as determined in accordance with generally accepted accounting principles and without consolidating the accounts of ATI with Discovery for the purposes of such calculation.

          1.27.  Effective Time.  "Effective Time" shall mean the time when the
                 --------------
Certificate of Merger is filed with the Secretary of State of the State of Delaware and the Merger becomes effective.

          1.28.  Exchange Act.  "Exchange Act" shall mean the Securities and
                 ------------
Exchange Act of 1934, as amended.

          1.29.  Exchange Agent.  "Exchange Agent" shall have the meaning set
                 --------------
forth in Section 2.4.1 of this Agreement.

          1.30.  Fair Market Value of Ansan Common Stock.  "Fair Market Value of
                 ---------------------------------------
Ansan Common Stock" shall mean the average of the last reported closing bid prices of the Ansan Common Stock on the Nasdaq SmallCap Market on the 20 trading days immediately preceding the Closing Date.

          1.31.  Holders.  "Holders" shall mean holders of Discovery Stock
                 -------
immediately prior to the Effective Time.

          1.32.  Lockup Agreement.  "Lockup Agreement" shall have the meaning
                 ----------------
set forth in Section 6.10 of this Agreement.

          1.33.  Merger.  "Merger" shall mean the merger of Discovery with and
                 ------
into Ansan in accordance with this Agreement, the Certificate of Merger and applicable law.

          1.34.  Proxy Statement.  "Proxy Statement" shall mean the Proxy
                 ---------------
Statement to be mailed to the stockholders of Ansan in connection with the Merger.

          1.35.  S-4.  "S-4" shall mean the Registration Statement on Form S-4
                 ---
to be filed by Ansan with the SEC in connection with the issuance of Ansan Stock pursuant to the Merger.

          1.36.  SEC.  "SEC" shall mean the Securities and Exchange Commission.
                 ---

          1.37.  Subsidiary.  "Subsidiary" shall mean, with respect to a
                 ----------
particular party hereto, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned by such party or by one or more Subsidiaries, or by such party and one or more Subsidiaries.

          1.38.  Titan.  "Titan" shall mean Titan Pharmaceuticals Inc., a
                 -----
Delaware corporation.

          1.39.  Titan Agreement.  "Titan Agreement" shall mean the agreement in
                 ---------------
the form attached hereto as Exhibit C.

          1.40.  1933 Act.  "1933 Act" shall mean the Securities Act of 1933, as
                 --------
amended, and the rules, regulations and forms thereunder.

                                   ARTICLE II

                    MERGER, CLOSING AND CONVERSION OF SHARES

          2.1.  Merger.  Subject to and in accordance with the terms and
                ------
conditions of the Agreement and the Certificate of Merger, on the Closing Date, Ansan and Discovery shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware, whereupon Discovery shall be merged with and into Ansan pursuant to Sections 251 of the DGCL.

          2.2.  Closing.  The Closing shall take place at the offices of Heller
                -------
Ehrman White & McAuliffe, 525 University Avenue, Palo Alto, California 94301, on November 3, 1997 at 1:00 pm, or if the conditions set forth in Articles VI and VII have not been satisfied or waived by such date, on the earliest practicable date, but in no event later than December 31, 1997, after satisfaction or waiver of such conditions (the "Closing Date").

          2.3.  Conversion of Shares.
                --------------------

             2.3.1  In accordance with this Agreement and the Certificate of
Merger:

             (a) each share of Discovery Common Stock outstanding immediately prior to the Effective Time (except those shares of Discovery Common Stock which are Appraisal Shares and whose Holder and Discovery do not thereafter agree in writing should not be treated as Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted, at and as of the Effective Time into 1.1641085 shares of Ansan Common Stock. Holders of Discovery Common Stock shall receive only whole shares of Ansan Common Stock, with Ansan being authorized to pay in cash, in lieu of any resulting fractional share, the Fair Market Value of Ansan Common Stock multiplied by such fraction so as to eliminate the necessity for the issuance of fractional shares upon such conversion,

             (b) each share of Discovery Preferred Stock outstanding immediately prior to the Effective Time (except those shares of Discovery Preferred Stock which are Appraisal Shares and whose Holder and Discovery do not thereafter agree in writing should not be treated as Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted, at and as of the Effective Time into one (1) share of Ansan Preferred Stock. Holders of Discovery Preferred Stock shall receive only whole shares of Ansan Preferred Stock; in lieu of any fractional share of Ansan Preferred Stock, Holders shall receive in cash the fair market value of such fractional share valuing Ansan Preferred Stock on an as-converted to Ansan Common Stock basis at the Fair Market Value of the Ansan Common Stock,

             (c) each of the outstanding underwriter warrants and stock options to purchase Discovery Stock ("Discovery Warrant" and "Discovery Option", respectively) shall thereafter entitle the holder thereof to receive, upon exercise thereof, 1.1641085 shares of Ansan Common Stock for each share of Discovery Common Stock subject to such Discovery Option or Discovery Warrant, at an exercise price for each full share of Ansan Common Stock equal to the exercise price per share of Discovery Common Stock with respect to such Discovery Option or Discovery Warrant multiplied by 1.1641085, which exercise price per share shall be rounded up to the nearest two-place decimal, and one
(1) share of Ansan Preferred Stock for each share of Discovery Preferred Stock subject to such Discovery Option or Discovery Warrant, at an exercise price equal to the exercise price stated in such Discovery Option or Discovery Warrant. The number of shares of Ansan Stock that may be purchased by a holder on the exercise of any Discovery Option or Discovery Warrant shall not include any fractional share of Ansan Stock but shall be rounded down to the next lower whole share of Ansan Stock. Ansan shall assume in full such Discovery Options and Discovery Warrants and all of Discovery's other rights and obligations thereunder and under all agreements relating thereto (including without limitation registration rights in favor of the holders of the Discovery Warrants) and shall give notice to such effect to the Holder thereof promptly after the Closing. After such assumption, Ansan shall issue, upon any partial or total exercise of any Discovery Option or Discovery Warrant, in lieu of shares of Discovery Stock, the number of shares of Ansan Stock to which the holder of the Discovery Option or Discovery Warrant is entitled pursuant to this Agreement,

             (d) any Ansan Stock held by Discovery immediately prior to the Effective Time shall be canceled, and

             (e) in accordance with the foregoing, Ansan shall issue Ansan Common Stock and Ansan Preferred Stock and assume the obligations to issue Ansan Common Stock and Ansan Preferred Stock upon exercise of Discovery Options and Discovery Warrants which, on as converted and exercised basis, represent 20,208,807 shares of Ansan Common Stock.

          2.4.  Exchange of Certificates.
          ----  ------------------------

          2.4.1 Prior to the Closing Date, Ansan shall appoint Continental Stock Trust & Transfer, or such other bank or trust company selected by Ansan as Discovery may approve, to act as exchange agent (the "Exchange Agent") in the Merger.

          2.4.2 Promptly after the Closing Date, but in no event later than three Business Days thereafter, the Exchange Agent shall make available for exchange in accordance with this Section 2.4.2 the shares of Ansan Stock issuable pursuant to Section 2.3 in exchange for outstanding shares of Discovery Stock.

          2.4.3 As soon as practicable after the Closing Date, the Exchange Agent shall mail to each holder of record of a stock certificate that, immediately prior to the Closing Date, represented outstanding shares of Discovery Stock (a "Certificate") whose shares are being converted into Ansan Common Stock or Ansan Preferred Stock pursuant to Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Ansan may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing Ansan Common Stock or Ansan Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Ansan, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (subject to Section 2.4) the number of shares of Ansan Common Stock or Ansan Preferred Stock to which the holder of Discovery Stock is entitled pursuant to Section 2.3 hereof and is represented by the Certificate so surrendered. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Discovery Stock that is not registered in the transfer records of Discovery, or its transfer agent, Ansan Common Stock or Ansan Preferred Stock may be delivered to a transferee if the Certificate representing such Discovery Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4.3, each Certificate shall be deemed at any time after the Closing Date to represent the right to receive upon such surrender such whole number of shares of Ansan Common Stock or Ansan Preferred Stock as provided by Section 2.3 and the provisions of the DGCL.

          2.4.4 No dividends or distributions payable to Holders after the Effective Time, or cash payable in lieu of fractional shares, shall be paid to the Holder of any unsurrendered Certificate until the Holder of the Certificate shall surrender such Certificate.

          2.4.5 All Ansan Common Stock and Ansan Preferred Stock delivered upon the surrender for exchange of shares of Discovery Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Discovery Stock. There shall be no further registration of transfers on the stock transfer books of Discovery or its transfer agent of the shares of Discovery Stock that were outstanding immediately prior to the Effective Time. If, after the Closing Date, Certificates are presented for any reason, they shall be canceled and exchanged as provided in Section 2.4.

          2.5.  Appraisal Shares.  Holders of Appraisal Shares shall have those
                ----------------
rights, but only those rights, of holders of "appraisal shares" under Section 262 of the DGCL. Each party shall give the other party prompt notice of any demand, purported demand or other communication received by it with respect to any Appraisal Shares or shares claimed to be Appraisal Shares. Each party agrees that, without the prior written consent of the other party, which consent shall not be unreasonably withheld, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

          2.6.  Registration on Form S-4.  The Ansan Common Stock to be issued
                ------------------------
in the Merger (and the Ansan Common Stock underlying the Ansan Preferred Stock to be issued in the Merger) and the Ansan Preferred Stock to be issued in the Merger shall be registered under the 1933 Act on Form S-4. As promptly as practicable after the date hereof, Ansan shall prepare and file with the SEC the Proxy Statement and any other documents required by the Exchange Act in connection with the Merger, and Ansan shall prepare and file with the SEC the Form S-4 and any other documents required by the 1933 Act in connection with the Merger (including, without limitation the filing of Form 8-K by Ansan when appropriate). Ansan shall use its reasonable efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing. Ansan shall afford Discovery a reasonably opportunity to review and comment on the Proxy Statement prior to its distribution. To the greatest extent practicable, information required to be disclosed in both the Proxy Statement and the consent solicitation to be distributed by Discovery to its stockholders pursuant to Section 2.7 shall be disclosed in an identical manner. Ansan shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Ansan Stock in the Merger. Discovery shall furnish to Ansan all information in Discovery's possession and reasonably accessible by Discovery concerning Discovery and ATI and the holders of Discovery Stock as may be reasonably requested in connection with any action contemplated by this Section 2.6.

          2.7.  Information Statement.  Discovery shall afford Ansan a
                ---------------------
reasonable opportunity to review and comment on any solicitation materials, including solicitation of action by written consent, that Discovery distributes to its stockholders in connection with the Merger. To the greatest extent practicable, information required to be disclosed in both the Proxy Statement and any such solicitation materials shall be disclosed in an identical manner.

          2.8.  Tax Free Reorganization.  The parties intend to adopt this
                -----------------------
Agreement as a tax free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code.

          2.9.  Ansan Common Stock Split.  If mutually agreed upon by Ansan and
                ------------------------
Discovery, prior to the Effective Time, Ansan shall file a Restated Certificate of Incorporation with the Delaware Secretary of State for the recombination of each authorized share of Ansan Common Stock into such lesser number of shares of Ansan Common Stock as shall be mutually agreed upon by Ansan and Discovery to maintain the listing of the Ansan Common Stock on the Nasdaq SmallCap Market. Such recombined Ansan Common Stock shall have the same rights, privileges and restrictions as the currently authorized Ansan Common Stock with Ansan being authorized to pay in cash, in lieu of any resulting fractional share, the Fair Market Value of Ansan Common Stock so as to eliminate the necessity for the issuance of fractional shares upon such recombination. The exchange ratios and provisions in the preceding sections of this Article II shall be adjusted to reflect any recombination of Ansan Common Stock pursuant to this Section 2.9 of the Agreement.

                                  ARTICLE III

                     MUTUAL REPRESENTATIONS AND WARRANTIES

          Each of Ansan, Discovery and ATI is a "Company" as contemplated by this Article III. Any disclosure delivered by one Company to the other hereto pursuant to this Article shall have been delivered on or prior to the date hereof shall specifically refer to this Agreement and shall identify the Section of this Agreement requiring the delivery of such disclosure (each such disclosure being referred to herein as a " Disclosure Statement"). Except as set forth in the Disclosure Statement of such Company and except for the transactions contemplated by this Agreement, Ansan hereby represents and warrants to Discovery and Discovery hereby represents and warrants to Ansan, that:

          3.1.  Organization and Authority.  The Company and each of its
                --------------------------
Subsidiaries: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Company has made available to the other party for inspection complete and correct copies of its Certificate of Incorporation, as amended, Bylaws as in effect on the date hereof and a record of any and all proceedings and actions at all meetings of, or taken by written consent by, its Board of Directors and stockholders, since its inception, in each case, certified as true, complete and correct copies by the Company's Secretary.

          3.2.  Authority Relating to this Agreement; No Violation of Other
                -----------------------------------------------------------
Instruments.
-----------

          3.2.1 The execution and delivery of this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by the Company have been duly authorized by all necessary corporate action on the part of the Company, other than stockholder approval as is contemplated by this Agreement, and, assuming execution of this Agreement and such other agreements by the other party thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

          3.2.2 Neither the execution of this Agreement nor any other agreement to which the Company is or will be a party that is an exhibit to this Agreement nor the performance of any of them by the Company will: (i) conflict with or result in any breach or violation of the terms of (a) any decree, judgment or order of any court or other governmental body of which the Company has knowledge or (b) any law or regulation now in effect applicable to the Company; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, a material breach of any of the terms, conditions and provisions of, or constitute a material default under or otherwise give another party the right to terminate, or result in the creation of any lien, charge, or encumbrance upon any of the material assets or properties of the Company pursuant to, any indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its assets or properties are bound, including all Contracts (as defined in Section 3.16); (iii) permit the acceleration of the maturity of any material indebtedness of the Company or of any other person secured by the assets or properties of the Company; or (iv) violate or conflict with any provision of the Company's Certificate of Incorporation, Bylaws, or similar organizational instruments.

          3.2.3 Except as contemplated in Sections 2.6, 6.8, 6.16, 7.6 and 7.12 of this Agreement, no consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by the Company in order to permit the execution, delivery or performance of this Agreement or any other agreement to which the Company is or will be a party that is an exhibit to this Agreement by the Company, or the consummation of the transactions contemplated by this Agreement and such other agreements.

          3.3.  Compliance with Law.  The Company holds, and has at all times
                -------------------
since December 31, 1995 held, all licenses, permits and authorizations necessary for the lawful conduct of the Company's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over the Company or over any part of the Company's operations, and the Company knows of no violation thereof. The Company is not in violation of any decree, judgment, or order known to it, or any law or regulation of any court or other governmental body (including without limitation, applicable environmental protection legislation and regulations, equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation), which violation could have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company.

          3.4.  Investments in Others.  Section 3.4 of the Disclosure Statement
                ---------------------
of the Company contains a list of each corporation, association, partnership, joint venture or other entity in which the Company, directly or indirectly, owns an equity interest and sets forth the Company's percentage interest by voting rights and by profits, in each such entity. Except for the entities identified in such list, the Company does not conduct any part of its business operations through any subsidiaries or through any other entity in which the Company has an equity investment.

          3.5.  Tax Returns and Payments.  All tax returns and reports with
                ------------------------
respect to the Company required by law to be filed under the laws of any jurisdiction, domestic or foreign, have been duly and timely filed and all taxes, fees or other governmental charges of any nature which were required to have been paid have been paid or provided for. The Company has no knowledge of any unpaid taxes or any actual or threatened assessment of deficiency or additional tax or other governmental charge or a basis for such a claim against the Company. The Company has no knowledge of any tax audit of the Company by any taxing or other authority in connection with any of its fiscal years; the Company has no knowledge of any such audit currently pending or threatened, and the Company has no knowledge of any tax liens on any of the properties of the Company.

          3.6.  Absence of Certain Changes or Events.  Since the date (the
                ------------------------------------
"Balance Sheet Date") of the most recent balance sheet delivered by the Company to the other party hereto pursuant to Section 4.3 or 5.2, as the case may be (the "Balance Sheet"), except as contemplated by this Agreement, there have been no material changes in the condition, financial or otherwise, assets, liabilities, business or the results of operations of the Company, other than changes in the ordinary course of business which in the aggregate have not been materially adverse. Without limiting the foregoing, since the Balance Sheet Date, except as contemplated by this Agreement:

            (i) the Company has not entered into any transaction other than in the ordinary course of business;

            (ii) there have been no losses or damage to any of the assets or properties of the Company due to fire or other casualty, whether or not insured, amounting to more than Ten Thousand Dollars ($10,000) in the aggregate;

            (iii) there has been no increase or decrease in the rates of direct compensation payable or to become payable by the Company to any employee, agent or consultant (other than routine increases made in the ordinary course of business or pursuant to a collective bargaining agreement), or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any such employee, agent or consultant, or any material welfare, pension, retirement or similar payment or arrangement made or agreed to be made by the Company (other than such events occurring pursuant to any previously existing benefit plan or collective bargaining agreement);

            (iv) the Company has not executed, created, amended or terminated any contract except in the ordinary course of business;

            (v) the Company has not declared or paid any dividend or made any distribution on its capital stock, nor redeemed, purchased or otherwise acquired any of its capital stock nor issued any capital stock;

            (vi) the Company has not received notice that there has been a cancellation of an order for its products or a loss of a customer of the Company, the cancellation or loss of which would materially adversely affect the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company;

            (vii) there has been no material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

           (viii) there have been no loans made by the Company to its employees, officers or directors, other than travel advances and other advances made in the ordinary course of business;

            (ix) to the Company's knowledge there has been no waiver or compromise by the Company of a material right or of a material debt owed to it;

            (x) the Company has not made or agreed to make any disbursements or payments of any kind to any member or members of its Board of Directors;

            (xi) there have been no capital expenditures by the Company in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

            (xii) there has been no change in accounting methods or practices (including without limitation, any change in depreciation or amortization policies or rates) by the Company;

           (xiii) there has been no revaluation by the Company of any of the assets or properties of the Company;

            (xiv) there has been no sale or transfer of any of the assets or properties of the Company, except in the ordinary course of business;

            (xv)  there has been no loan by the Company to any person or entity;

            (xvi) there has been no commencement or notice of threat of commencement of any governmental proceeding against or investigation of the Company or its affairs;

           (xvii) there has been no revocation of license or right to do business granted to the Company;

          (xviii) the Company has not paid any obligation or liability (fixed, contingent or otherwise) or discharged or satisfied any lien, or settled any liability, claim, dispute, proceeding, suit or appeal pending or threatened against it, except for current liabilities incurred in the ordinary course of business; and

            (xix) there has been no agreement or commitment by the Company to do or perform any of the acts described in this Section 3.6.

          3.7.  Personal Property.  The Company has good title, free and clear
                -----------------
of all title defects, objections and liens, including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest-retaining arrangements, to all of its machinery, equipment, furniture, inventory and other personal property. All such personal property is in operable condition. All of the leases to personal property utilized in the business of the Company are valid and enforceable by the Company and neither the Company nor, to the Company's knowledge any other party, is in material default under any such lease.

          3.8.  Real Property.  The Company does not own any real property.
                -------------
Section 3.8 of the Disclosure Statement of the Company contains a list of all leases for real property to which the Company is a party, the square footage leased with respect to each lease and the expiration date of each lease. All such leases are valid and enforceable by the Company and neither the Company nor, to the Company's knowledge any other party, is in material default under any such lease. The real property owned, leased or occupied by the Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by the Company for any improvements made to the real property owned, leased or occupied by the Company that have not been paid for.

          3.9.  Patents, Trademarks, Trade Names and Copyrights.  All patents,
                -----------------------------------------------
trademarks, trade names, copyrights, processes, designs, formulas, inventions, trade secrets, know-how, technology or other proprietary rights which are used by the Company and material to the Company's operations, or proposed to be used by the Company and that would be material to the Company's operations, are owned or are licensed by the Company. The conduct of any business conducted by the Company does not, to the Company's knowledge, infringe any patent, trademark, trade name, copyright, trade secret, or other proprietary right of any other person. No litigation is pending or, to the knowledge of the Company, has been threatened against the Company or any officer, director or employee of the Company, or to the Company's knowledge, any stockholder or agent of the Company, for the infringement of any patents, trademarks or trade names of any other party or for the misuse or misappropriation of any trade secret, know-how or other proprietary right owned by any other party nor, to the best knowledge of the Company, does any basis exist for such litigation. To the best of the Company's knowledge, there has been no infringement or unauthorized use by any other party of any patent, trademark, trade name, copyright, process, design, formula, invention, trade secret, know-how, technology or other proprietary right belonging to the Company. Each license set forth in Section 3.9 of the Disclosure Statement is valid and enforceable in accordance with its terms and is not the subject of any notice of termination or nonrenewal. The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, any patent, trademark, trade name, copyright, process, design, formula, invention, trade secret, know-how or technology, of which it owns or has a right to use.

          3.10.  Litigation.  Neither the Company nor any officer, director,
                 ----------
stockholder, employee or agent of the Company is a party to any pending or, to the Company's knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a material adverse effect on: (i) the financial condition, or results of operations of the

Company; or (ii) the transactions contemplated by this Agreement. The Company is not and has not been subject to any pending or, to its knowledge, threatened product liability claim; nor, to its knowledge, does any basis exist for any such claim. The Company is not subject to any decree, judgment, or order, of any court or other governmental body of which it has knowledge which is reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company or which could prevent the transactions contemplated by this Agreement.

          3.11.  Protection of Intangible Property.  Each employee and
                 ---------------------------------
consultant of the Company who has worked on or contributed to the development of the Company's technology, trade secrets and other proprietary rights, executed a proprietary rights and information agreement in the form attached to the Disclosure Statement. The Company's trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which have caused, or with the passage of time could cause, the loss of copyright or trade secret status.

          3.12.  Personnel.  Section 3.12 of the Disclosure Statement of the
                 ---------
Company contains a list of: (i) all employment, bonus, profit sharing, percentage compensation, employee benefit plans, incentive plans, pension or retirement plans, stock purchase and stock option plans, oral or written contracts or agreements with directors, officers, employees or unions, or consulting agreements, to which the Company is a party or is subject as of the date of this Agreement; and (ii) all group insurance programs in effect for employees of the Company. The Company is not in default with respect to any of the obligations so listed. The Company has delivered complete and correct copies of all such obligations (to the extent they are in writing or written descriptions to the extent they are oral) to the other Company. The Company has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to the Company's business, nor is the Company currently engaged in any labor negotiations except in minor grievances not involving any employee organization or group, nor, to the knowledge of the Company, is the Company the subject of any union organization affecting its business. There is no pending or, to the Company's knowledge, threatened labor dispute, strike or work stoppage affecting the Company's business. All plans described in Section 3.12 of the Disclosure Statement are in full compliance with applicable provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") and regulations issued under ERISA, and there is no unfunded liability with respect to such plans. Section
3.12 of the Disclosure Statement also lists the amount payable to employees of the Company under other fringe benefit plans.

          3.13.  Insurance.  The insurance coverage maintained by the Company is
                 ---------
adequate for the conduct of the business of the Company.

          3.14.  Certain Payments.  To the knowledge of the Company, neither the
                 ----------------
Company, nor any stockholder, director, officer, employee or agent of the Company, has made or caused to be made, directly or indirectly, the payment of any consideration whatsoever to any public official, candidate for public office, political party, or other third person in connection with the business or operations of the Company, or pertaining to the Company's relations with any customer, supplier, or creditor, in contravention of the law of any applicable jurisdiction.

          3.15.  Brokers and Finders.  Neither the Company nor any stockholder,
                 -------------------
director, officer, employee or agent of the Company has retained any broker, finder or investment banker in connection with the transactions contemplated by this Agreement, except as set forth in Section 11.2. The Company will indemnify and hold the other Company harmless against all claims for brokers', finders' or investment bankers' fees made or asserted by any party claiming to have been employed by the Company or any stockholder, director, officer, employee or agent of the Company and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

          3.16.  Contracts.  Section 3.16 of the Disclosure Statement lists all
                 ---------
oral or written agreements, notes, instruments, or contracts to which the Company is a party or by which its assets or properties may be bound which involve the payment or receipt of more than Fifty Thousand Dollars ($50,000) (on an annual basis), or which have a term of more than two years, or which involve intellectual property, or which are employment or consulting agreements other than those terminable at will (the "Contracts"). The Company is not in material default in performance of its obligations under any such Contracts. The Company has no knowledge of any material violation of any Contract by any other party thereto and has no knowledge of any intent by any other party to a Contract not to perform its obligations under such Contract.

          3.17.  Stockholders and Employees.  Except as set forth in Section
                 --------------------------
3.16 of the Disclosure Statement, none of the stockholders, directors or management personnel of the Company is presently a party to any transaction with the Company, including without limitation, any contract, agreement or other arrangement: (i) providing for the furnishing of services to or by; (ii) providing for rental of real or personal property to or from; or (iii) otherwise requiring payments to or from, any stockholder, director or management personnel, or any member of the family of any stockholder, director or management personnel or any corporation, trust or other entity in which any stockholder, director or management personnel has a substantial interest or is an officer, director, investor or partner.

          3.18.  Absence of Environmental Liabilities. The Company has, and to
                 ------------------------------------
the Company's knowledge, all previous owners, lessees and occupants of real property leased by the Company have complied with all applicable environmental laws, orders, regulations, rules and ordinances adopted, imposed or promulgated by any governmental or regulatory entity relating to such real property. The Company is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker safety, environmental hazardous materials or waste or toxic materials on, under or about such real property, including soil and waste water conditions. No current use of the real property leased by the Company constitutes a public or private nuisance. The environmental licenses, permits, clearances, covenants and authorizations material to the operation of the Company are in full force and effect. Any handling, transportation, storage, treatment or use of Hazardous Material (as defined below) by the Company or, to the Company's knowledge, all previous owners, lessees and occupants of real property leased by the Company, has been in compliance with all laws, regulations and orders relating to Hazardous Material. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local government authority, the State of California, any other state or the United States Government.

          3.19.  Power of Attorney; Suretyships.  The Company has no power of
                 ------------------------------
attorney outstanding, nor has any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity.

          3.20.  Business Practices.  The Company has not made, offered or
                 ------------------
agreed to offer anything of value to any government official, political party or candidate for government office nor has it taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977.

          3.21.  Accuracy of Documents and Information.  The copies of all
                 -------------------------------------
instruments, agreements, other documents and written information set forth as, or referenced in, schedules or exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement by the Company to the other Company, including, without limitation, the Disclosure Statement of the Company, are and will be complete and correct in all material respects. All information in the Disclosure Statement of the Company is as of the date hereof or such earlier date as is specified therein, which in no case is before June 30, 1997 and there have been no material changes in the information set forth therein between the date so specified and the date of this Agreement. No representations or warranties made by the Company in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit furnished directly to the other party hereto pursuant to this Agreement or in the Disclosure Statement of the Company contains any untrue statement of a material fact. There is no fact which materially and adversely affects the Company, its financial position, assets, liabilities, business or results of operations known to the Company which has not been expressly and fully set forth in (i) with respect to Ansan, the S-4 and the Proxy Statement and (ii) with respect to Discovery and ATI, information provided to Ansan in writing expressly for inclusion in the Proxy Statement or the S-4.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF DISCOVERY

          Discovery hereby represents and warrants to Ansan that, except as set forth in the Disclosure Statement of Discovery:

          4.1.  Capitalization of Discovery.  The authorized capital stock of
                ---------------------------
Discovery is 10,000,000 shares of Preferred Stock, of which 2,200,256 shares are issued and outstanding, and 50,000,000 shares of Common Stock, of which 6,712,256 shares are issued and outstanding. The outstanding shares of Preferred Stock of Discovery are convertible into 8,801,024 shares of Discovery Common at the conversion price currently in effect with respect thereto. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. Discovery has outstanding options and warrants to purchase 906,943 shares of Discovery Common Stock and 220,026 shares of Discovery Preferred Stock pursuant to the Discovery Options and Discovery Warrants and a list of such Discovery Options and Discovery Warrants (including the exercise prices thereunder) is included in Schedule 4.1 of the Disclosure Statement of Discovery. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities (other than the Preferred Stock described above) or other commitments pursuant to which Discovery is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

          4.2.  Capitalization of ATI.  The authorized capital stock of ATI is
                ---------------------
1,000,000 shares of Preferred Stock, of which 602,200 shares are issued and outstanding, and 2,000,000 shares of Common Stock, of which 200,000 shares are issued and outstanding. The outstanding shares of Convertible Preferred Stock of ATI are convertible into 600,000 shares of ATI Common Stock. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. ATI has outstanding options and warrants to purchase 200,000 shares of ATI Common Stock and no shares of ATI Preferred Stock and a list of such options and warrants (including the exercise prices thereunder) is included in Section 4.2 of the Disclosure Statement of Discovery. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities (other than the Preferred Stock described above) or other commitments pursuant to which

ATI is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

          4.3.  Financial Statements.  Discovery has delivered the following
                --------------------
financial statements (the "Discovery Financial Statements") to Ansan: Audited Consolidated Balance Sheet of Discovery dated as of December 31, 1996, together with Audited Consolidated Statements of Operations, Consolidated Stockholders' Equity and Consolidated Changes in Cash Flow during the year ended December 31, 1996; and Unaudited Consolidated Balance Sheet of Discovery dated as of March 31, 1997, together with Unaudited Consolidated Statements of Operations, Stockholders' Equity and Changes in Cash Flows for the three months then ended. Each Discovery Financial Statement together with the notes thereto is in accordance with the books and records of Discovery, fairly presents the consolidated financial position of Discovery and ATI and the consolidated results of operations of Discovery and ATI for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied.

          4.4.  Absence of Undisclosed Liabilities.  As of March 31, 1997
                ----------------------------------
neither Discovery nor ATI had any indebtedness or liability (absolute or contingent) which are not shown or provided for in full on the Balance Sheet dated March 31, 1997 included in the Discovery Financial Statements. Except as set forth in the Balance Sheet dated March 31, 1997 included in the Discovery Financial Statements, Discovery and ATI do not have outstanding on the date hereof, nor will they have outstanding on the Closing Date, any indebtedness or liability (absolute or contingent) other than those incurred since March 31, 1997 in the ordinary course of business which are not material to the operations of Discovery and ATI.

          4.5.  Compliance With Law.  Section 4.5 of the Disclosure Statement of
                -------------------
Discovery contains a true and complete list of all licenses, permits and authorizations necessary for the lawful conduct of Discovery's and ATI's businesses wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Discovery or ATI or over any part of their operations.

          4.6.  Patents, Trademarks and Trade Names.  Section 4.6 of the
                -----------------------------------
Disclosure Statement of Discovery sets forth a list of all patents, patent applications, trademarks, registered and unregistered, and trade names, registered and unregistered, owned by Discovery and ATI.

          4.7.  Employees.  Section 4.7 of the Disclosure Statement of Discovery
                ---------
contains a list of the names, current salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all the employees of Discovery and ATI as of June 30, 1997.

          4.8.  Insurance.  Section 4.8 of the Disclosure Statement of Discovery
                ---------
contains a list of all insurance policies and bonds in force with respect to Discovery and ATI showing for each such policy or bond: (i) the owner; (ii) the coverage of such policy or bond; (iii) the amount of premium properly allocable to such policy or bond; (iv) the name of the insurer; and (v) the termination date of the policy or bond. Copies of all such insurance policies and bonds have been furnished to Ansan. All such insurance policies and bonds are in full force and effect.

          4.9.  Bank Accounts.  Section 4.9 of the Disclosure Statement of
                -------------
Discovery contains a list of all bank accounts of Discovery and ATI, identifying the name of the bank, the account number, and the authorized signatories to the account.

          4.10.  ATI. Section 3.4 of the Disclosure Statement of Discovery sets
                 ---
forth Discovery's percentage ownership of the outstanding capital stock of ATI. Such stock is free and clear of any liens and encumbrances and is not subject to any preemptive rights or right of first refusal.

          4.11.  Proxy Statement and S-4.  Discovery shall provide all
                 -----------------------
information related to Discovery and ATI and their respective officers, directors and stockholders reasonably requested by Ansan for inclusion in the Proxy Statement and S-4, including all amendments and supplements related thereto to the extent such information is within Discovery's possession or reasonably accessible by Discovery. None of such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the written information previously provided by Discovery expressly for inclusion in the Proxy Statement and S-4 (to the extent not superseded) and in light of the other circumstances under which they are made, not misleading. If requested by Ansan, Discovery shall confirm from time to time that as of the date of such request the information previously provided by Discovery to Ansan for the express purpose of inclusion in the Proxy Statement or S-4, including any amendments or supplements thereto, continues to be true and correct in all material respects and does not omit to state any material fact necessary to make such information not misleading.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF ANSAN

          Ansan hereby represents and warrants to Discovery that, except as set forth in the Officer-Certified Disclosure Statement of Ansan:

          5.1.  Capitalization. The authorized capital stock of Ansan is
                --------------
5,000,000 shares of Ansan Preferred Stock, none of which are issued and outstanding, and 20,000,000 shares of Ansan Common Stock, of which 2,851,954 are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. Ansan has outstanding options to purchase 355,377 shares of Ansan Common Stock pursuant to its existing plans and has reserved an additional 19,623 shares of Ansan Common Stock for issuance under such plans. Ansan has outstanding Class A Warrants and Class B Warrants exercisable for 2,207,500 shares of Ansan Common Stock and 3,702,500 shares of Ansan Common Stock, respectively. Ansan has outstanding underwriters' options to purchase 520,000 shares of Ansan Common Stock. A list of all outstanding options and warrants, and the exercise prices thereunder, is set forth in Section 5.1 of the Disclosure Statement of Ansan. Except as set forth in this Section 5.1 of the Agreement, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Ansan is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

          5.2.  Financial Statements.  Ansan has delivered the following
                --------------------
consolidated financial statements of Ansan ("Ansan Financial Statements") to
Discovery: Audited Balance Sheets of Ansan dated as of December 31, 1996, together with audited Statements of Operations, Stockholders' Equity and Changes in Cash Flow during the three years ended December 31, 1996 included in Ansan's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1996 and unaudited Balance Sheets of Ansan together with Statements of Operations, and Changes in Cash Flow for the three months ended March 31, 1997 included in Ansan's Quarterly Report on Form 10-Q. Each Ansan Financial Statement together with the notes thereto is in accordance with the books and records of Ansan, fairly presents the financial position of Ansan and the results of operations of Ansan for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied.

          5.3.  Absence of Undisclosed Liabilities.  As of March 31, 1997, Ansan
                ----------------------------------
had no indebtedness or liability (absolute or contingent) which is not shown or provided for in full on the Balance Sheet dated March 31, 1997 included in the Ansan Financial Statements. Except as set forth in the Balance Sheet dated March 31, 1997 included in Ansan Financial Statements, Ansan does not have outstanding on the date hereof, nor will it have outstanding on the Closing Date, any indebtedness or liability (absolute or contingent) other than those incurred since March 31, 1997 in the ordinary course of business which are not material to the operations of Ansan.

          5.4.  Shares Issued in Connection With the Merger.  The Ansan Stock to
                -------------------------------------------
be issued to the Holders pursuant to the Merger, when issued in accordance with this Agreement and the Certificate of Merger, will be duly authorized, validly issued, fully paid and non-assessable. The shares of Ansan Stock to be issued to the holders of Discovery Options and Discovery Warrants upon exercise of Discovery Options and Discovery Warrants after the Merger, when issued upon exercise of Discovery Options and Discovery Warrants assumed by Ansan in accordance with this Agreement and the Certificate of Merger, will be duly authorized, validly issued, fully paid and non-assessable. The agreements evidencing the Discovery Options and Discovery Warrants, upon assumption by Ansan on the Effective Date pursuant to Section 2.3.1 of this Agreement, will constitute legal, valid and binding obligations of Ansan, enforceable against Ansan in accordance with their terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

          5.5.  Compliance With Law.  Section 5.5 of the Disclosure Statement of
                -------------------
Ansan contains a true and complete list of all licenses, permits and authorizations necessary for the lawful conduct of Ansan's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Ansan or over any part of its operations.

          5.6.  Patents, Trademarks and Trade Names.  Section 5.6 of the
                -----------------------------------
Disclosure Statement of Ansan sets forth a list of all patents, patent applications, trademarks, registered and unregistered, and trade names, registered and unregistered, owned by Ansan.

          5.7.  Exchange Act Filings.  All reports, schedules and statements
                --------------------
(including all exhibits and schedules thereto and all documents incorporated by reference therein) required to be filed by Ansan within the year prior to the date of this Agreement under the Exchange Act, copies of which have been furnished to Discovery, have been duly filed, were in substantial compliance with the requirements of their respective forms, and were complete and correct in all material respects as of the dates at which the information was furnished. As of the date of filing, no such report contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.8.  Employees.  Section 5.8 of the Disclosure Statement of Ansan
                ---------
contains a list of the names, current salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all the employees of Ansan as of June 30, 1997.

          5.9.  Insurance.  Section 5.9 of the Disclosure Statement of Ansan
                ---------
contains a list of all insurance policies and bonds in force with respect to Ansan showing for each such policy or bond: (i) the owner; (ii) the coverage of such policy or bond; (iii) the amount of premium properly allocable to such policy or bond;
(iv) the name of the insurer; and (v) the termination date of the policy or bond. Copies of all such insurance policies and bonds have been furnished to Discovery. All such insurance policies and bonds are in full force and effect.

          5.10.  Bank Accounts.  Section 5.10 of the Disclosure Statement of
                 -------------
Ansan contains a list of all bank accounts of Ansan, identifying the name of the bank, the account number, and the authorized signatories to the account.

          5.11.  Proxy Statement and S-4.  None of the information relating to
                 -----------------------
Ansan or its respective officers and directors included or incorporated by reference in the Proxy Statement or the S-4 will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to vote upon this Agreement, the Merger and related transactions, or, in the case of the S-4, at the time it becomes effective under the 1933 Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form with the 1933 Act and the rules and regulations thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event with respect to Ansan, its officers or directors should occur which is or is required to be described in an amendment or a supplement to the Proxy Statement or the S-4 Ansan shall so amend or supplement to Proxy Statement or the S-4.

                                   ARTICLE VI

                     CONDITIONS TO THE OBLIGATIONS OF ANSAN

          The obligations of Ansan to consummate the Merger is subject to the fulfillment, at or before the Closing of all the following conditions, any one or more of which may be waived by Ansan:

          6.1.  Representations and Warranties True at Closing.  The
                ----------------------------------------------
representations and warranties of Discovery contained in this Agreement, except those set forth in Section 3.6 of this Agreement, shall be deemed to have been made again at and as of the Closing (including the update of the Disclosure Statement of Discovery referred to in Section 8.1 of this Agreement) and shall be true in all material respects.

          6.2.  Covenants Performed.  All of the obligations of Discovery to be
                -------------------
performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

          6.3.  Certificate.  At the Closing, Ansan shall have received a
                -----------
certificate signed by the President of Discovery to the effect that the conditions set forth in Sections 6.1, 6.2 and 6.14 have been satisfied.

          6.4.  Stockholder Approval.  This Agreement and the Certificate of
                --------------------
Merger shall have been duly approved by the stockholders of Discovery and Ansan.

          6.5.  Titan. Titan shall have executed the Titan Agreement with Ansan.
                -----
All Ansan Stock owned by Titan shall be repurchased and all indebtedness, except for $100,000, owing by Ansan to Titan shall be retired, in accordance with the Titan Agreement.

          6.6.  Appraisal Shares.  The aggregate number of Appraisal Shares with
                ----------------
respect to each of Ansan and Discovery shall not exceed five (5%) percent of the aggregate Ansan Stock outstanding immediately prior to the Merger or the aggregate Discovery Stock outstanding immediately prior to the Merger, as the case may be.

          6.7.  Tax-Free Reorganization.  Ansan shall have received the opinion
                -----------------------
of its counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, which opinion shall be substantially similar to the opinion delivered to Discovery pursuant to
Section 7.5. In preparing the tax opinion, counsel may rely upon (and to the extent reasonably required, the parties shall make and use their best efforts to cause their directors and stockholders to make) reasonable representations relating thereto.

          6.8.  Nasdaq Approval.  Ansan and Discovery, on a pro-forma basis,
                ---------------
shall satisfy the applicable and proposed initial listing requirements for the Nasdaq SmallCap Market and Ansan shall be approved by Nasdaq for listing its Common Stock on the Nasdaq SmallCap Market immediately following the Merger.
The shares of Ansan Common Stock to be issued in the Merger and upon conversion of the Ansan Preferred Stock (including Ansan Preferred Stock to be issued upon exercise of Ansan warrants to be issued to Discovery securityholders in connection with the Merger) and the exercise of Ansan options and Ansan warrants to be issued to Discovery securityholders in connection with the Merger shall have been listed on the Nasdaq SmallCap Market. There shall be no proceedings pending or threatened by Nasdaq that are reasonably likely to result in the delisting of the Ansan Common Stock from the Nasdaq SmallCap Market.

          6.9.  Affiliates Agreements.  Discovery shall have delivered to Ansan
                ---------------------
a letter identifying all persons who are Affiliates of Discovery, and each such Affiliate shall have executed and delivered an Affiliates Agreement to Ansan in the form and subject to the restrictions provided in Exhibit 6.9.

          6.10.  Lockup Agreements. Discovery stockholders holding 85% or more
                 -----------------
of the outstanding securities of Discovery shall have executed and delivered a Lockup Agreement in the form and subject to the restrictions provided in Exhibits 6.10A or 6.10B, as applicable.

          6.11.  Fairness Opinion.  The Board of Directors of Ansan shall have
                 ----------------
received an opinion, dated on or before the date hereof from Dakin Securities that the terms of the Merger as contemplated by this Agreement are fair to the stockholders of Ansan, which opinion shall be in form and substance reasonably satisfactory to Ansan.

          6.12.  S-4.  The S-4 shall have become effective under the 1933 Act
                 ---
and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall on the Closing Date not be subject to any proceeding commenced or threatened by the SEC.

          6.13.  Certificate of Merger.  The Certificate of Merger shall have
                 ---------------------
been filed with the Secretary of State of the State of Delaware.

          6.14.  Material Changes in the Business of Discovery and ATI.  There
                 -----------------------------------------------------
shall have been no material adverse change in the business of Discovery or ATI, provided that insofar as solely the financial condition (including without limitation the assets, liabilities and results of operations) of Discovery and ATI are concerned, no such material adverse change shall be deemed to have occurred so long as Discovery Working Capital is at least $5,000,000.

          6.15.  No Action to Prevent Completion.  Ansan shall not have
                 -------------------------------
determined, in the reasonable exercise of its discretion, that the transactions contemplated by this Agreement have become inadvisable or impractical by reason of the institution of litigation or other proceedings with respect to or affecting the transactions contemplated by this Agreement.

          6.16.  Consents.  Ansan shall have received in writing all consents,
                 --------
approvals, and waivers required in connection with the Merger (a) from parties to Discovery's agreements, indentures, mortgages, franchises, licenses, permits, leases, and other instruments set forth in Section 3.16 of the Disclosure Statement of Discovery, and (b) from all governmental authorities, except to the extent that the failure to receive any such consent would not reasonably be expected to have a material adverse effect on the business of the corporation surviving the Merger.

          6.17.  Ansan Board. Effective as of the Effective Time, all action
                 -----------
shall have been taken so that the Ansan Board shall consist of seven members designated by Discovery, two members designated by Ansan and one member designated by D. H. Blair & Co.

          6.18.  Documentation.  All actions, proceedings, instruments,
                 -------------
resolutions, certificates, and documents reasonably requested by Ansan to be executed and delivered to Ansan in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to Ansan and its counsel.

          6.19.  Liquidation Preference.  Ansan shall be reasonably satisfied
                 ----------------------
(through the receipt of stockholder waivers to the extent reasonably required) that the consummation of the Merger will not confer upon preferred stockholders of Discovery or ATI the right to a distribution of the liquidation preference afforded to such stockholders.

          6.20.  Legal Opinion of Discovery Counsel.  Ansan shall receive an
                 ----------------------------------
opinion dated the Closing Date of Roberts, Sheridan & Kotel, a professional corporation, counsel to Discovery and ATI, in substantially the form attached hereto as Exhibit 6.20.

          6.21.  Discovery Working Capital.  As of the Closing Date, Discovery
                 -------------------------
Working Capital shall be no less than $5,000,000.

                                  ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF DISCOVERY

          The obligations of Discovery to consummate the Merger are subject to the fulfillment, at or before the Closing, of all of the following conditions, any one or more of which may be waived by Discovery:

          7.1.  Representations and Warranties True at Closing.  The
                ----------------------------------------------
representations and warranties of Ansan contained in this Agreement, except for those in Section 3.6 of this Agreement, shall be deemed to have been made again at and as of the Closing (including the update of the Disclosure Statement of Ansan referred to in Section 8.1 of this Agreement) and shall be true in all material respects.

          7.2.  Covenants Performed.  All of the obligations of Ansan to be
                -------------------
performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

          7.3.  Certificate.  At the Closing, Discovery shall have received a
                -----------
certificate signed by the President of Ansan to the effect that the conditions set forth in Sections 7.1, 7.2 and 7.10 have been satisfied.

          7.4.  Stockholder Approval.  This Agreement and the Certificate of
                --------------------
Merger shall have been duly approved by the stockholders of Ansan and Discovery.

          7.5.  Tax-Free Reorganization.  Discovery shall have received the
                -----------------------
opinion of its counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, which opinion shall be substantially similar to the opinion delivered to Ansan pursuant to
Section 6.7. In preparing the tax opinion, counsel may rely upon (and to the extent reasonably required, the parties shall make and use their reasonable best efforts to cause their directors and stockholders to make) reasonable representations relating thereto.

          7.6.  Nasdaq Approval.  Ansan and Discovery, on a pro-forma basis,
                ---------------
shall satisfy the applicable and proposed initial listing requirements for the Nasdaq SmallCap Market and Ansan shall be approved by Nasdaq for listing its Common Stock on the Nasdaq SmallCap Market immediately following the Merger.
The shares of Ansan Common Stock to be issued in the Merger and upon conversion of the Ansan Preferred Stock (including Ansan Preferred Stock to be issued upon exercise of Ansan warrants to be issued to Discovery securityholders in connection with the Merger) and the exercise of Ansan Options and Ansan Warrants to be issued to Discovery security holders in connection with the Merger shall have been listed on the Nasdaq SmallCap Market. There shall be no proceedings pending or threatened by Nasdaq that are reasonably likely to result in the delisting of the Common Stock of Ansan from the Nasdaq SmallCap Market.

          7.7.  Titan. Titan shall have executed the Titan Agreement with Ansan.
                -----
All Ansan Stock owned by Titan shall be repurchased and all indebtedness, except for $100,000, owing by Ansan to Titan shall be retired, in accordance with the Titan Agreement.

          7.8.  S-4.  The S-4 shall have become effective under the 1933 Act and
                ---
shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall on the Closing not be subject to any proceeding commenced or threatened by the SEC.

          7.9.  Certificate of Merger.  The Certificate of Merger shall have
                ---------------------
been filed with the Secretary of State of the State of Delaware.

          7.10.  Material Changes in the Business of Ansan.  There shall have
                 -----------------------------------------
been no material adverse change in the financial position, results of operations, assets, liabilities or business of Ansan between the date of this Agreement and the Closing; provided that such changes as are contemplated by the budget included in Section 10.3 of the Disclosure Statement of Ansan shall not be deemed material for the purposes of this Section 7.10.

          7.11.  No Action to Prevent Completion.  Discovery shall not have
                 -------------------------------
determined, in the reasonable exercise of its discretion, that the transactions contemplated by this Agreement have become inadvisable or impractical by reason of the institution of litigation or other proceedings with respect to or affecting the transactions contemplated by this Agreement.

          7.12.  Consents.  Discovery shall have received in writing all
                 --------
consents, approvals, and waivers required in connection with the Merger (a) from parties to Ansan's agreements, indentures, mortgages, franchises, licenses, permits, leases, and other instruments set forth in Section 3.16 of the Disclosure Statement of Ansan, and (b) from all governmental authorities, except to the extent that the failure to receive any such consent would not reasonably be expected to have a material adverse effect on the business of the corporation surviving the Merger. Such consents shall include consent from Boehringer Ingelheim, if required.

          7.13.  Ansan Board.  Effective as of the Effective Time, all action
                 -----------
shall have been taken so that the Ansan Board shall consist of seven members designated by Discovery, two members designated by Ansan and one member designated by D. H. Blair & Co.

          7.14.  Documentation.  All actions, proceedings, instruments,
                 -------------
resolutions, certificates, and documents reasonably requested by Discovery to be executed and delivered to Discovery in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to Discovery and its counsel.

          7.15.  Legal Opinion of Ansan Counsel.  Discovery shall receive an
                 ------------------------------
opinion dated the Closing Date of Heller Ehrman White & McAuliffe, counsel to Ansan, in substantially the form attached hereto as Exhibit 7.15.

          7.16.  Fairness Opinion.  The Board of Directors of Discovery shall
                 ----------------
have received an opinion, dated no later than August 17, 1997, from a reputable and independent investment banking firm that the terms of the Merger are fair to the stockholders of Discovery, which opinion shall be in form and substance reasonably satisfactory to Discovery.

          7.17.  Appraisal Shares.  The aggregate number of Appraisal Shares
                 ----------------
with respect to each of Ansan and Discovery shall not exceed five (5%) percent of the aggregate Ansan Stock outstanding immediately prior to the Merger or the aggregate Discovery Stock outstanding immediately prior to the Merger, as the case may be.

                                  ARTICLE VIII

                             PRE-CLOSING COVENANTS

          During the period from the date of this Agreement until the Effective Time, Ansan and Discovery (each sometimes referred to as a "Company" for the purposes of this Article VIII) each covenants and agrees as follows:

          8.1.  Advice of Changes.  Each Company will promptly advise the other
                -----------------
Company in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of such Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (ii) of any material adverse change in such Company's financial position, results of operations, assets, liabilities or business, and (iii) the occurrence of material noncompliance with Sections 8.3.21 (in the case of Ansan) or 8.15 (in the case of Discovery) of this Agreement. Not less than four days before the Closing, each Company shall deliver to the other Company hereto an update of the Disclosure Statement previously delivered by such Company, showing any changes which have occurred with respect to the information contained therein since it was originally issued and containing a description of any representation or warranty in this Agreement which is no longer true as of such date.

          8.2.  Maintenance of Business.  Each Company will use its reasonable
                -----------------------
best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If either Company becomes aware of a deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of the other Company in writing.

          8.3.  Conduct of Business.  Ansan will continue to conduct its
                -------------------
business and use reasonable efforts to maintain its business relationships in the ordinary and usual course and, except as provided in this Agreement, will not, without the prior written consent of Discovery:

          8.3.1  borrow any money;

          8.3.2  incur any liability except for those that may be incurred
(i) in the ordinary course of business, consistent with past practice, and are not material in amount or (ii) in connection with the performance or consummation of this Agreement;

          8.3.3 encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice;

          8.3.4 dispose of any of its assets, except inventory in the ordinary course of business, consistent with past practice;

          8.3.5 enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business, consistent with past practice;

          8.3.6 fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained such equipment and other assets to the date of this Agreement, subject only to ordinary wear and tear;

          8.3.7 pay any bonus, increased salary, or special remuneration to any officer, employee (other than those paid in the ordinary course of business, consistent with past practice) or consultant or enter into any new employment or consulting agreement with any such person, except in the ordinary course of business, consistent with past practice;

          8.3.8  change accounting methods;

          8.3.9 declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (except pursuant to employee stock repurchase agreements upon termination of an employee consistent with its past practice);

          8.3.10 amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business consistent with past practice, and which are not material in amount;

          8.3.11 loan any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts;

          8.3.12 guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

          8.3.13 waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

          8.3.14 issue or sell any shares of its capital stock of any class (except upon the exercise of an option currently outstanding, as disclosed in Section 4.1, 4.2 or 5.1, as the case may be, or granted in accordance with this
Section 8.3.14), or any other of
its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock without the prior written consent of the other party hereto, which consent shall not be withheld unreasonably if options are being granted for the purpose of recruiting new personnel in accordance with the past practices regarding the pricing, the total number of options granted, the options awarded in relation to the job title of the recipient and the timing of the option awards;

          8.3.15  accelerate the vesting of any outstanding options;

          8.3.16 split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

          8.3.17 merge, consolidate or reorganize with, or acquire any entity, except for the Merger;

          8.3.18 amend its Certificate of Incorporation or Bylaws, except as expressly contemplated by this Agreement;

          8.3.19 other than pursuant to the Titan Agreement, license any of its technology or intellectual property, except in the ordinary course of business;

          8.3.20 agree to do any of the things described in the preceding clauses 8.3.1 through 8.3.19; or

          8.3.21 fail to conduct itself in material compliance with the budget of Ansan set forth on Section 10.3 to the Ansan Disclosure Statement.

          8.4.  Stockholder Meetings.  Each Company will use its reasonable best
                --------------------
efforts to submit this Agreement and related matters for approval of their stockholders, which approval shall be recommended by each Company's Board of Directors and management, subject to the fiduciary obligations of its directors and officers.

          8.5.  Proxy Statement.  Ansan will send to its stockholders, for the
                ---------------
purpose of considering and voting upon the Merger, the Proxy Statement. Discovery shall promptly provide to Ansan information in accordance with Sections 2.6 and 4.11 of this Agreement. Neither Company shall provide to its stockholders or publish any material that violates the 1933 Act or Exchange Act with respect to the transactions contemplated hereby.

          8.6.  Regulatory Approvals.  Prior to the Closing, each Company shall
                --------------------
execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which the other Company may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each Company shall use reasonable commercial efforts to obtain all such authorizations, approvals and consents.

          8.7.  Necessary Consents.  Prior to the Closing, each Company will use
                ------------------
reasonable commercial efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 8.6 to allow the consummation of the transactions contemplated hereby and to allow such Company to carry on its business after the Closing.

          8.8.  Litigation.  Prior to the Closing, each Company will notify the
                ----------
other Company in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or any of its Subsidiaries, or known by it to be threatened against it or any of its Subsidiaries.

          8.9.  Exclusivity.  From the date hereof until the earlier of
                -----------
termination of this Agreement or consummation of the Merger, neither Ansan nor Discovery nor any of their officers, directors, employees, representatives (including any investment banker, attorney or accountant retained by them), agents or affiliates shall directly or indirectly encourage, solicit, initiate, facilitate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group concerning or expressing an interest in or proposing any merger, consolidation, reorganization, share exchange, business combination, liquidation, dissolution sale of all or significant assets or securities or other similar transaction involving Ansan or Discovery, except to the extent required by their fiduciary duties as determined by the Boards of Directors of Ansan or Discovery, as the case may be, after discussion with their counsel.

          8.10.  Due Diligence.  Until the Closing, each Company shall provide
                 -------------
the other Company (including, subject to the receipt of any necessary confidentiality undertakings, accounting, legal, and investment banking representatives) with reasonable access to its offices and its senior employees for the purpose of due diligence, in accordance with procedures established by the parties to minimize disruptions of their businesses. Each party shall provide the other party with all material documents requested in the course of performing due diligence, including documents requested prior to execution of this Agreement, within 30 days of such request.

          8.11.  Satisfaction of Conditions Precedent.  Subject to the fiduciary
                 ------------------------------------
obligations of its directors and officers, each Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 6 and 7, and each Company will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          8.12.  Representations Regarding Tax Matters.  Each Company, its
                 -------------------------------------
officers, directors, and stockholders, will make such representations as are reasonably requested by counsel to both parties in order that such counsel may render the tax opinions required by Sections 6.7 and 7.5 hereof.

          8.13.  Notification of Customers, Suppliers and Employees.  Prior to
                 --------------------------------------------------
the Closing, Discovery will notify each customer, supplier of products and employee who is material to Discovery's business of the basic facts relating to the transactions contemplated by this Agreement.

          8.14.  Fairness Opinion.  Discovery shall use commercially reasonable
                 ----------------
efforts to satisfy the condition set forth in Section 7.16.

          8.15.  Discovery Working Capital.  Through the Closing Date, Discovery
                 -------------------------
shall use its best commercial efforts to maintain Discovery Working Capital of at least $5,000,000.

                                   ARTICLE IX

                   CONFIDENTIALITY COVENANT AND ANNOUNCEMENTS

          9.1.  Confidentiality.  Neither party to this Agreement shall use or
                ---------------
disclose any non-public information obtained from the other party for any purpose unrelated to the Merger, and, if this Agreement is terminated for any reason whatsoever, each party shall return to the other or destroy all originals and copies of all documents and papers containing technical, financial, and other information furnished to such party pursuant to this Agreement or during the negotiations which preceded this Agreement, and shall neither use nor disclose any such information except to the extent that such information is available to the public, is rightfully obtained from third parties or is independently developed or is required to be disclosed by law or legal process.

          9.2.  Announcements.  Neither party to this Agreement shall issue a
                -------------
press release or other public communication relating to this Agreement, the Certificate of Merger or the Merger without the prior approval of the other party. Notwithstanding the foregoing, (i) Ansan may make such announcements regarding the Merger as, in the judgment of its management after consultation with legal counsel, are necessary to comply with securities laws or Nasdaq regulations (provided that Discover shall be afforded a reasonable opportunity to review the same), and (ii) Discovery may communicate with its stockholders regarding the foregoing matters.

                                   ARTICLE X

                                  TERMINATION

          10.1.  Mutual Agreement.  This Agreement may be terminated at any time
                 ----------------
prior to the Effective Time by the consent of Ansan and Discovery, even if and after the stockholders of Discovery and Ansan have approved this Agreement and the Certificate of Merger.

          10.2.  Termination by Ansan.  This Agreement may be terminated by
                 --------------------
Ansan alone, by means of written notice to Discovery if (a) Discovery fails to perform any material covenant of Discovery contained in this Agreement, or (b) any of the conditions set forth in Article VI of this Agreement shall not have been satisfied by December 31, 1997, or shall have become incapable of being satisfied by Discovery unless waived by Ansan.

          10.3.  Termination by Discovery.  This Agreement may be terminated by
                 ------------------------
Discovery alone, by means of written notice to Ansan if (a) Ansan fails to perform any material covenant of Ansan contained in this Agreement or (b) any of the conditions set forth in Article VII of this Agreement shall not have been satisfied by December 31, 1997, or shall have become incapable of being satisfied by Ansan unless waived by Discovery, (c) Ansan fails to comply in any material respect with the operating budget dated as of the date hereof and included as Section 10.3 to the Disclosure Statement of Ansan, or (d) if before August 17, 1997, the conditions set forth in Section 7.16 has not been satisfied provided Discovery has complied with Section 8.14, which termination must be elected, if at all, by Discovery by August 17, 1997.

          10.4.  Limitation on Damages.  In no event shall any party to this
                 ---------------------
Agreement be liable for any damages (including punitive and compensatory damages), costs or expenses aggregating in excess of $3,500,000 arising under or related to breaches or alleged breaches of this agreement and the transactions contemplated hereby.

                                   ARTICLE XI

                                 MISCELLANEOUS

          11.1.  Future Structure.  Concurrent with the Effective Time, Ansan
                 ----------------
shall change its name to a name mutually agreed-upon by both Ansan and Discovery.

          11.2.  Expenses.  Each of Ansan and Discovery shall pay its own costs
                 --------
and expenses, including legal, accounting and investment banking fees and expenses, relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement. Ansan represents and warrants that it has not used any broker, finder or financial advisor in connection with the Merger other than Dakin Securities Corporation. Discovery represents and warrants that it has not used any broker, finder or financial advisor in connection with the Merger but that it intends to retain a financial advisor to render a fairness opinion in accordance with Section 7.16 of this Agreement.

          11.3.  Amendment.  This Agreement shall not be amended except by a
                 ---------
writing duly executed by both parties.

          11.4.  Governing Law.  This Agreement shall be governed by and
                 -------------
construed in accordance with the laws of this State of Delaware as applied to agreements entered into by Delaware residents and entirely to be performed within Delaware.

          11.5.  Headings.  The headings contained in this Agreement are
                 --------
intended for convenience and shall not be used to determine the rights of the parties.

          11.6.  Mutual Contribution.  The parties to this Agreement and their
                 -------------------
counsel have mutually contributed to its drafting.

          11.7.  Notices.  All notices, requests, demands, and other
                 -------
communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

               If to Ansan:


               Ansan Pharmaceuticals, Inc.
               400 Oyster Point Blvd.
               South San Francisco, CA 94080
               Attention: Vaughan Shalson
               Facsimile: (415) 635-0211
               Confirmation Number: (415) 635-0200

          With a copy to:

               Heller, Ehrman, White & McAuliffe
               525 University Avenue
               Palo Alto, California  94301
               Attention: August J. Moretti
               Facsimile:  (415) 324-0638
               Confirmation Number:  (415) 324-7000

          If to Discovery:

               Discovery Laboratories, Inc.
               509 Madison Avenue
               New York, New York 10022
               Attention:  President
               Facsimile:  (212) 688-7978
               Confirmation Number:  (212) 223-0960

          With a copy to:

               Roberts, Sheridan & Kotel, A Professional Corporation 12 East 49th Street
               New York, New York 10017
               Attention:  Kenneth Alberstadt
               Facsimile:  (212) 299-8686
               Confirmation Number:  (212) 299-8640

          Such addresses may be changed, from time to time by means of a notice given in the matter provided in this section.

          11.8.  Severability.  If any provision of this Agreement is held to be
                 ------------
unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

          11.9.  Termination of Representation and Warranties.  All
                 --------------------------------------------
representations and warranties contained in this Agreement, including the exhibits, schedules and other documents delivered pursuant to this Agreement shall terminate at the Effective Time.

          11.10.  Waiver.  Waiver of any term or condition of this Agreement by
                  ------
any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

          11.11.  Assignment.  Neither party may assign, by operation of law or
                  ----------
otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent.

          11.12.  Counterparts.  This Agreement may be signed in counterparts
                  ------------
with the same effect as if the signatures to each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

          11.13.  Voting Agreements of Certain Discovery Stockholders. Within 14
                  ---------------------------------------------------
days of the execution of this Agreement, each director of Discovery, as well as RAQ, LLC, shall enter into a voting agreement and irrevocable proxy in the form attached hereto as Exhibit 11.13, pursuant to which they shall agree to vote all the shares of Discovery Stock held by them in favor of the Merger.

          11.14.  Voting Agreements of Ansan Stockholder. Within 14 days of the
                  --------------------------------------
execution of this Agreement, Titan shall enter into a voting agreement and irrevocable proxy in substantially the form attached hereto as Exhibit 11.14, pursuant to which Titan shall agree to vote all the shares of Ansan Stock held by it in favor of the Merger.

          11.15.  Other Remedies.  No remedies contained in this Agreement or in
                  --------------
any of the exhibits or schedules hereto shall be in lieu of, or constitute a waiver of, any remedies at law or in equity (not based upon negligent misrepresentation) that one party may otherwise have against the other party hereto or against any present or former officer, director or controlling stockholder of such party.

          11.16.  No Solicitation of Employees.  Until the Effective Date or six
                  ----------------------------
months after termination of this Agreement, whichever is later, each of Ansan and Discovery agrees that it will not solicit for hire any of the employees of the other.

           11.17. Entire Agreement.  This Agreement, including the exhibit,
                  ----------------
schedules, and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or



                           [INTENTIONALLY LEFT BLANK]

          11.18. written, respecting that subject matter, except the nondisclosure agreements between Discovery and Ansan and ATI and Ansan,

          IN WITNESS WHEREOF, Ansan and Discovery have executed this Agreement as of the date first above written.

                                       ANSAN PHARMACEUTICALS, INC.


                                       By: /s/ V.H.J. SHALSON
                                          -----------------------------
                                       Title: PRESIDENT AND CEO
                                             --------------------------


                                       DISCOVERY LABORATORIES, INC.


                                       By: /s/ JAMES S. KUO M.D.
                                          -----------------------------
                                       Title: PRESIDENT AND CEO
                                             --------------------------

                               TABLE OF EXHIBITS

EXHIBIT A                   Certificate of Designation

EXHIBIT B                   Certificate of Merger

EXHIBIT C                    Titan Agreement

EXHIBIT 6.9                  Affiliates Agreement

EXHIBIT 6.10A and 6.10B      Lockup Agreements

EXHIBIT 6.20                 Legal Opinion of Discovery Counsel

EXHIBIT 7.15                 Legal Opinion of Ansan Counsel

EXHIBIT 11.13                Voting Agreements of Certain Stockholders of Discovery

EXHIBIT 11.14                Voting Agreement of Ansan Stockholder

                                       i